EXHIBIT 5.1

Gary R. Henrie

Attorney at Law

Licensed in Nevada and Utah

PO Box 3448

Alpine, Wyoming 83128

E-mail:grhlaw@hotmail.com

Telephone:307-200-9415

August 3, 2020

Innovation Pharmaceuticals Inc.
301 Edgewater Place - Suite 100

Wakefield, Massachusetts 01880

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Innovation Pharmaceuticals Inc., a Nevada corporation (the “Company”), in connection with the public offering pursuant to the registration statement on Form S-3 (No. 333-239817) filed by the Company on July 10, 2020 and declared effective on July 17, 2020 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”) of (i) 6,250,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), issued to Aspire Capital Fund, LLC (“Aspire Capital”) as a commitment fee (the “Commitment Shares”) pursuant to a common stock purchase agreement dated July 31, 2020 (the “Purchase Agreement”) between the Company and Aspire Capital, and (ii) shares of Common Stock with an aggregate value of up to $30,000,000 (the “Purchase Shares” and together with the Commitment Shares, the “Shares”) reserved for issuance pursuant to Purchase Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Registration Statement, and any amendments thereto (including post-effective amendments), comply with all applicable laws; (vi) all of the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Purchase Agreement, the Registration Statement and any applicable prospectus supplement; (vii) there will not have occurred any change in law affecting the validity or enforceability of such Shares; (viii) at the time of the sale, issuance or delivery of the Shares, the authorization of such Shares by the Company’s Board of Directors or applicable committee thereof will not have been modified or rescinded; (ix) with respect to the Shares, the Company will have a sufficient number of authorized but unissued shares thereof under its charter, and will have reserved from such authorized but unissued and unreserved shares, sufficient shares for the issuance thereof; (x) the certificates representing the Shares will be duly authorized, executed and delivered; and (xi) the Shares will be properly authenticated by the manual signature of an authorized representative of the transfer agent.

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Based upon the foregoing, we are of the opinion that:

(a) The 6,250,000 Commitment Shares that have already been issued by the Company to Aspire Capital are validly issued, fully paid and non-assessable.

(b) Provided that (i) the Company’s Board of Directors or an authorized committee thereof has specifically authorized the issuance of such Purchase Shares in exchange for a consideration that the Board of Directors or such committee determines as adequate (“Authorizing Resolutions”), (ii) the offer and sale of the Purchase Shares and the issuance and delivery thereof are in conformity with the Company’s charter and bylaws, and do not violate any applicable law, or result in a default under or breach of any agreement or instrument binding on the Company or a violation of any restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions, when sold and issued by the Company to Aspire Capital in accordance with the terms of the Purchase Agreement, the Purchase Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, receivership, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about August 3, 2020. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie

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